Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES

General Matters

The following description summarizes the material terms of the capital stock of Bluegreen Vacations Corporation (the “Company,” “we,” “us” or “our") and certain provisions of our Amended and Restated Articles of Incorporation and Fourth Amended and Restated Bylaws, as currently in effect. Because the following is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our Amended and Restated Articles of Incorporation and Fourth Amended and Restated Bylaws, which are included as exhibits to our Annual Report on Form 10-K and are incorporated by reference herein, and to the applicable provisions of Florida law.

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of  “blank check” preferred stock, $0.01 par value per share. We currently have one class of securities with shares outstanding and registered under Section 12 of the Securities Exchange Act of 1934: our common stock.

Common Stock

Voting Rights

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of shareholders. Each of our directors and director nominees will stand for election at each annual meeting of shareholders. Our Amended and Restated Articles of Incorporation do not provide for cumulative voting for the election of directors. Rather, a director standing for election will be elected by a plurality of the votes cast. As a result, shareholders holding a majority of the voting power of our capital stock will be able to elect all of our directors, as well as to remove each of our directors with or without cause. Pursuant to Florida law and our Amended and Restated Articles of Incorporation, shareholders holding at least a majority of the voting power of our capital stock may act by written consent in lieu of a meeting.

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets legally available for distribution to our shareholders after payment of liabilities and the liquidation preference, if any, of any then outstanding preferred stock.

No Preemptive or Similar Rights

Holders of our common stock are not entitled to preemptive rights and are not subject to conversion, redemption or sinking fund provisions. In addition, holders of our common stock do not have any subscription or other similar rights to purchase shares of any class of our capital stock.

Fully Paid and Non-Assessable

All outstanding shares of our common stock are fully paid and non-assessable.

Additional Shares of Common Stock

We may issue additional authorized shares of our common stock as authorized by our board of directors from time to time, without shareholder approval, subject to any limitations imposed by the listing standards of the NYSE (or any other national securities exchange on which our common stock may be listed).

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

NYSE Listing

Our common stock is listed on the NYSE under the symbol “BXG.”

Preferred Stock

Under our Amended and Restated Articles of Incorporation, and as permitted by Florida law, our board of directors may authorize the issuance of preferred stock in one or more series, establish from time to time the number of shares to be included in each series and fix the designation, powers, preferences and  rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case, without vote or action by our shareholders except to the extent required by the listing standards of the NYSE (or any other national securities exchange on which our common stock may be listed). These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of our common stock or otherwise adversely affect the voting power or other rights of the holders of our common stock, including the likelihood that holders of our common stock would receive dividend payments and payments on liquidation, or the amounts thereof. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, financing transactions and other corporate purposes, could also, among other things, have the effect of delaying, deferring or preventing a change in control or other corporate actions, and might adversely affect the market price of our common stock. Without limiting the generality of the foregoing, preferred stock may be issued in connection with the adoption of a shareholder rights plan if determined to be advisable by our board of directors.

Anti-Takeover Provisions

Our Amended and Restated Articles of Incorporation, our Fourth Amended and Restated Bylaws and Florida law contain provisions that may discourage, delay or prevent a merger, acquisition or other change in control. These provisions include those which permit our board of directors to establish the number of directors and fill any vacancies and newly created directorships and specify advance notice procedures that must be complied with by shareholders in order to make shareholder proposals or nominate directors.

In addition, as previously described, the authorized but unissued shares of our common stock and preferred stock are available for future issuance without shareholder approval, subject to any limitations imposed by the listing standards of the NYSE (or any other national securities exchange on which our common stock may be listed). These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock (and our board of directors’ authority to establish the rights, preferences and limitation of the preferred stock, as described above) could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

As a Florida corporation, we are also subject to the provisions of the Florida Business Corporation Act (the “FBCA”), including those limiting the voting rights of  “control shares.” Under the FBCA, subject to certain exceptions, including mergers and acquisitions effected in accordance with the FBCA, the holder of  “control shares” of a Florida corporation that has (i) 100 or more shareholders, (ii) its principal place of business, its principal office or substantial assets in Florida and (iii) either more than 10% of its shareholders residing in Florida, more than 10% of its shares owned by Florida residents or 1,000 shareholders residing in Florida, will not have the right to vote those shares unless the acquisition of the shares was approved by a majority of each class of voting securities of the corporation, excluding those shares held by interested persons. “Control shares” are defined in the FBCA as shares acquired by a person, either directly or indirectly, that when added to all other shares of the issuing corporation owned by that person, would entitle that person to exercise, either directly or indirectly, voting power within any of the following ranges: (i) 20% or more but less than 33% of all voting power of the corporation’s voting securities; (ii) 33% or more but less than a majority of all voting power of the corporation’s voting securities; or (iii) a majority or more of all of the voting power of the corporation’s voting securities.

Exclusive Forum Provision

Our Fourth Amended and Restated Bylaws contain an exclusive forum provision which provides that, unless our board of directors consents to the selection of an alternative forum, the Circuit Court located in Palm Beach County, Florida (or, if such Circuit Court does not have jurisdiction, another Circuit Court located within Florida or, if no Circuit Court located within Florida has jurisdiction, the federal district court for the Southern District of Florida) shall be the sole and exclusive forum for Covered Proceedings, which include: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our shareholders; (iii) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the FBCA, our Amended and Restated Articles of Incorporation or our Fourth Amended and Restated Bylaws (in each case, as may be amended or amended and restated from time to time); and (iv) any action asserting a claim against us or any of our directors, officers or other employees governed by the internal affairs doctrine of the State of Florida. Further, the exclusive forum provision will provide that if any Covered Proceeding is filed in a court other than a court located within Florida in the name of any shareholder, then such shareholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within Florida in connection with any action brought in any such court to enforce the exclusive forum provision and (ii) having service of process made upon such shareholder in any such enforcement action by service upon such shareholder’s counsel in the action as agent for such shareholder. Unless waived, this exclusive forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the exclusive forum provision to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business, financial condition and results of operations.

Fee-Shifting Provision

Our Fourth Amended and Restated Bylaws also provide us and our officers, directors and other employees with the right, to the fullest extent permitted by applicable law (and unless our board of directors consents to the contrary), to reimbursement of all amounts incurred by us and our officers, directors and other employees, including, without limitation, all attorneys’ fees and other litigation expenses, from any person or entity that initiates or asserts any claim or counterclaim against us or any of our officers, directors or other employees, or joins, offers substantial assistance to or has a direct financial interest in any such claim or counterclaim, if such person or entity does not obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought. This fee-shifting provision is intended to eliminate or decrease nuisance and frivolous litigation. We intend to apply the fee-shifting provision broadly to all claims and counterclaims, including those relating to derivative actions and other Covered Proceedings, and claims under the federal securities laws (collectively, “Claims”). In addition, the fee-shifting provision applies to any person or entity which initiates, asserts, joins in, offers substantial assistance to, or has a direct financial interest in, any Claim, including current and prior shareholders (each, a “Claiming Party”). The court issuing a judgment on the merits of a Claim may determine whether the Claiming Party obtained a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought. We intend to interpret this language as broadly as possible and believe it is a very high standard. Specifically, we believe that this standard would require, and we would argue to a court to interpret this standard to require, the Claiming Party to prevail on virtually everything sought in the Claim in order to avoid its reimbursement obligations. As a result, the fee-shifting provision may discourage lawsuits against us and our directors, officers and other employees, including those that might otherwise benefit us or our shareholders, or increase the costs thereof to any Claiming Party.

Indemnification of Directors and Officers

Section 607.0850 of the FBCA, our Amended and Restated Articles of Incorporation and our Fourth Amended and Restated Bylaws provide for the indemnification of each of our directors and officers against claims, liabilities, amounts paid in settlement and expenses if such director or officer is or was a party to any proceeding by reason of the fact that such person is or was our director or officer or is or was serving as a director or officer of another corporation, partnership, joint venture, trust or other enterprise at our request, which may include liabilities under the Securities Act. In addition, we carry insurance permitted by the laws of the State of Florida on behalf of directors, officers, employees or agents which covers alleged or actual error or omission, misstatement, misleading misstatement, neglect or breach of fiduciary duty while acting solely as a director or officer of our Company, which acts may also include liabilities under the Securities Act. To the extent our directors and officers are indemnified against liabilities arising under the Securities Act, whether under the provisions contained in our Amended and Restated Articles of Incorporation or our Fourth Amended and Restated Bylaws or pursuant to Florida law or other contractual arrangements providing for indemnification which we may enter into from time to time, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.